AMENDMENT TO BY-LAWS

Adopted on May 30, 2024

The By-laws of Cardiff Oncology, Inc., a Delaware corporation, are hereby amended by replacing the last sentence of SECTION 6 of ARTICLE III with the following:

When a quorum is present at any meeting, and unless a greater vote is required by applicable law, the Certificate of Incorporation or an express provision of these By-Laws, directors shall be elected by a plurality of the votes of the shares of stock present in person or represented by proxy at the meeting and entitled to vote thereon, and all other matters shall require approval by the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter.